Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

by and between

CUBIC LOUISIANA, LLC

and

WELLS FARGO ENERGY CAPITAL, INC.

Dated as of October 2, 2013

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5.2	Quarterly Financial Statements	33
5.3	Annual Financial Statements	34
5.4	Compliance Certificates	34
5.5	Reserve Reports	34
5.6	Sales and Production Reports	35
5.7	Liens on Newly Acquired Property	35
5.8	Title Opinions	36
5.9	Statement of Material Adverse Effect	36
5.10	Title Defects	36
5.11	Additional Information	36
5.12	Compliance with Laws and Payment of Taxes	36
5.13	Maintenance of Existence and Good Standing	36
5.14	Further Assurances	36
5.15	Maintenance of Tangible Property	36
5.16	Maintenance of Insurance	37
5.17	Right of Inspection	37
5.18	Notice	37
5.19	Collateral Protection	38
5.20	ERISA Information and Compliance	38
ARTICLE 6	NEGATIVE COVENANTS	39
6.1	Other Debt of Borrower	39
6.2	Derivative Contracts	39
6.3	Loans, Advances or Investments	40
6.4	Mortgages or Pledges of Assets	40
6.5	Sales of Property	40
6.6	Dividends and Distributions	40
6.7	Changes in Company Structure	40
6.8	Payment of Accounts Payable	40
6.9	Transactions with Affiliates	40
6.10	Nature of Business	40
6.11	Negative Pledge Agreements	40
6.12	Gas Imbalances, Take or Pay or Other Prepayments	41
6.13	No Subsidiaries	41
6.14	ERISA Compliance	41
ARTICLE 7	EVENTS OF DEFAULT	42
7.1	Events of Default	42
7.2	Rights Upon Occurrence of an Event of Default	45
ARTICLE 8	MISCELLANEOUS	46
8.1	Notices	46
8.2	Amendments and Waivers	46
8.3	Expenses, Indemnity, Damage Waiver	47
8.4	Survival of Agreements	49
8.5	Successors and Assigns	49
8.6	Invalidity	49
8.7	Renewal, Extension or Rearrangement	49

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8.8	Waivers	49
8.9	Cumulative Rights	49
8.10	Exhibits; Conflicts	49
8.11	Titles of Articles, Sections and Subsections	50
8.12	Conflict with Intercreditor Agreement	50
8.13	Jurisdiction	50
8.14	Counterparts	50
8.15	Effectiveness	50
8.16	Documents	50
8.17	Rights of Third Person	50
8.18	Announcements	51
8.19	Survival of Certain Covenants	51
8.20	JURY TRIAL WAIVED	51
8.21	GOVERNING LAW	51
8.22	Arbitration	51
8.23	USA Patriot Act Notice	53
8.24	Entire Agreement	53

EXHIBITS

EXHIBIT I	Form of Revolving Note
EXHIBIT II	Form of Term Note
EXHIBIT III	Form of PIK Note
EXHIBIT IV	Form of Compliance Certificate
EXHIBIT V	Form of Revolving Facility Borrowing Request
EXHIBIT VI	Assignment Properties
EXHIBIT VII	Form of Assignment of Net Profits Interests

SCHEDULES

SCHEDULE 4.5	Litigation

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 2, 2013, is by and between CUBIC LOUISIANA, LLC, a Delaware limited liability company (the “Borrower”), and WELLS FARGO ENERGY CAPITAL, INC., a Texas corporation (the “Lender”).

W I T N E S S E T H T H A T:

WHEREAS, Cubic Energy, Inc., a Texas corporation (“Cubic”), and the Lender entered into that certain Credit Agreement dated March 5, 2007 (as amended and modified as of the date hereof, the “Prior Credit Agreement”), pursuant to which the Lender extended credit in favor of and loaned monies to Cubic;

WHEREAS, Cubic desires to undertake a corporate reorganization and as part of such reorganization Cubic desires to transfer all of its existing oil and gas properties located in Caddo and DeSoto Parishes, Louisiana to the Borrower for and in consideration of the assumption of all of the debt governed by the Prior Credit Agreement;

WHEREAS, the Lender has agreed to such transfer of properties, such assumption of debt by the Borrower and to the renewal, rearrangement and extension of the debt assumed by the Borrower; and

WHEREAS, the Borrower has requested the Lender to extend credit to the Borrower in the form of a revolving credit facility not to exceed $10,000,000.00 outstanding at any time (subject to the limitations as herein set forth) to be used for the development of its oil and gas properties.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows, amending and restating, as of the date first written above, the Prior Credit Agreement:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1                               Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Counter-party” means BP.

“Advance” means a Revolving Advance, a PIK Advance or the renewal, extension and rearrangement of the Assumed Debt set forth in Section 2.1; and “Advances” means more than one Advance.

“Affiliate” means any Person controlling, controlled by, or under common control with, any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Agreement” means this Amended and Restated Credit Agreement and all exhibits and schedules hereto, as the same may be amended from time to time according to the terms hereof.

“Assignment Properties” means all of the Oil and Gas Properties owned by Cubic as of the date of this Agreement and located in Caddo and DeSoto Parishes, Louisiana.

“Assumed Debt” means the Debt of Cubic owed the Lender evidenced by that certain Promissory Note dated March 31, 2013 in the principal face amount of $40,000,000.00 made by Cubic to the order of the Lender, and having an outstanding balance of $20,865,110.00 of principal as of the date hereof plus the Assumed Interest.

“Assumed Interest” means $96,071.05 of accrued and unpaid interest as of the date hereof Cubic owed the Lender as evidenced by that Promissory Note dated March 31, 2013 in the principal face amount of $40,000,000.00 made by Cubic to the order of the Lender.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended, and regulations promulgated thereunder.

“Base Rate” means, for any day, the fluctuating rate of interest in effect for such day which rate per annum shall be equal to the higher of (a) the rate of interest as publicly announced from time to time by Wells Fargo Bank at its principal office in San Francisco, California as its “prime rate” (the “prime rate” is a rate set by Wells Fargo Bank based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate), or (b) one-half of one percent (0.50%) per annum above the Federal Funds Rate in effect from time to time.  Any change in the “prime rate” announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Blocked Accounts” means one or more blocked accounts in the name of the Borrower at Wells Fargo Bank.

“Borrower” has the meaning indicated in the opening paragraph hereof.

“BP” means BP Energy Company.

“BP Intercreditor Agreement” means that certain Pari Passu Intercreditor and Collateral Agency Agreement dated of even date herewith by and among the Lender for itself as Lender and as collateral agent, BP, the Borrower and Holding.

“Business Day” means a day other than a Saturday, Sunday or legal holiday for commercial banks in the State of Texas.

“Call Option Counterparty” means BP in its capacity as counterparty to call options entered into by Cubic Asset, LLC whereby a cash payment of $35,000,000.00 was made to Cubic Asset, LLC.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Tribunal after the date of this Agreement or (c) compliance by the Lender, by any lending office of the Lender or by the Lender’s holding company with any request, guideline or directive (whether or not having the force of law) of any Tribunal made or issued after the date of this Agreement.

“Change of Control” means (a) a purchase or acquisition, directly or indirectly, by any “person” or “group” within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (a “Group”), of “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Cubic which, together with any securities owned beneficially by any “affiliates” or “associates” of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than fifty percent (50%) of the combined voting power of Cubic’s securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; or (b) a sale of all or substantially all of the assets of Cubic to any Person or Group; or (c) the liquidation or dissolution of Cubic.

“Closing Date” means the date when all the conditions precedent set forth in Section 3.1 of this Agreement have been fulfilled or waived by the Lender.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” means the Property now or at any time hereafter securing the Obligations, the Derivative Contract Obligations or any portion thereof.

“Compliance Certificates” means the certificates of a Responsible Officer submitted to the Lender from time to time pursuant to this Agreement, which certificates shall be substantially in the form attached hereto as Exhibit IV.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Contested in Good Faith” means contested in good faith by appropriate and lawful proceedings (a) in which foreclosure, distraint, sale, forfeiture, levy, execution or other similar proceedings have not been initiated or have been stayed and continue to be stayed, and (b) for which matter a reserve or other appropriate provision has been established in accordance with the requirements of GAAP.

“Cubic” has the meaning indicated in the recitals hereof.

“Cubic Creditor Intercreditor Agreement” means that certain Intercreditor Agreement, dated of even date herewith, among the Lender, as collateral agent for Secured Parties and the First Lien Representative (each as defined therein), Wilmington Trust, N.A., as collateral agent to the Second Priority Secured Parties (as defined therein), Call Option Counterparty, as a Second Priority Secured Party and as Second Priority Representative (each, as defined therein), the Cubic, the Borrower and Holding.

“Cubic Guaranty” means that certain Guaranty dated of even date herewith made by the Borrower and Holding in favor of the Cubic Note Holders and the Call Option Counterparty.

“Cubic Hedge Provider” means any counterparty to any Derivative Contracts entered into with the Company or any of its Subsidiaries other than the Borrower or Holding, including, without limitation, BP.

“Cubic Note Holders” means those Persons owning or holding the promissory notes issued by Cubic pursuant to the terms of the Cubic Note Purchase Agreement and their Affiliates.

“Cubic Note Purchase Agreement” means that certain Note Purchase Agreement dated of even date herewith among Cubic, each of its Subsidiaries, the purchasers of the Cubic Notes and Wilmington Trust, N.A., in various agency capacities, as such agreement may be amended, restated, refinanced or otherwise modified from time to time.

“Cubic Notes” means those promissory notes issued by Cubic pursuant to the terms of the Cubic Note Purchase Agreement or any other Debt governed by the Cubic Note Purchase Agreement.

“Cubic Second Lien Security Documents” means security agreements, mortgages, financing statements and all other documentation granting a second priority Lien on the Property of the Borrower to secure the Debt of Cubic and its Subsidiaries owing to the Cubic Note Holders and the Call Option Counterparty.

“Debt” means, as applied to any Person, (i) all obligations for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (vi) all obligations, contingent or otherwise, as an account party under any letter of credit or banker’s acceptance to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP, (vii) all contingent obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, and (viii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (ix) all guaranty obligations of such Person, (x) all debt equivalents of such Person, (xi) all obligations under or in respect of any Derivative Contract or related Derivative Contract Document and (xii) the indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such person shall not be liable therefor.

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws or general equitable principles from time to time in effect affecting the Rights of creditors generally.

“Default Rate” means a varying rate of interest per annum equal to the Base Rate, from time to time in effect, plus four percent (4.0%), but in no event to exceed the Highest Lawful Rate.

“Derivative Contracts” means all future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

“Derivative Contract Documents” means all agreements, documents and instruments governing or related to Derivative Contracts entered into between the Borrower and an Acceptable Counter-party and all renewals, extensions and restatements of, and amendments and supplements to any or all of the foregoing.

“Derivative Contract Obligations” means all present and future indebtedness, obligations, covenants, duties and liabilities, and all renewals for any period, increases and extensions thereof, or any part thereof, now or hereafter owing to an Acceptable Counter-party by the Borrower arising from or pursuant to any of the Derivative Contract Documents, together with all interest accruing thereon, and costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several. For purposes of clarification the term Derivative Contract Obligations does not include indebtedness or obligations owed by Cubic or any of its Affiliates to the Call Option Counterparty or the Cubic Hedge Provider.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding.

“dollars” or “$” refers to lawful money of the United States of America.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, preemptive rights, conversion rights, stock appreciation rights, employee stock plans, options to purchase or other similar arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (as) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of

ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” means any of the events specified in Section 7.1, provided that the requirements, if any, for the giving of notice, the lapse of time, or both, or any other condition specified in Section 7.1 have been satisfied.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Excluded Derivative Contract Obligation” means, with respect to any Person party to a Loan Document (other than the Lender or the Lender in its capacity as Collateral Agent), any Derivative Contract Obligations if, and to the extent that, all or a portion of the guaranty of such party of, or the grant by such party of a security interest or lien to secure, or the provision of other support of, such obligation (or any guarantee or provision of support thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guaranty, grant of security interest or lien or provision of support of, such Derivative Contract Obligations (or any guarantee or provision of support thereof) becomes effective. If any obligations owed under a Derivative Contract Document arise under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such obligation that is attributable to Swaps for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal. “Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules and appendices thereto. “Swap” means any transaction under a Derivative Contract Document.

“Excluded Taxes” means, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) windfall profits or other excess profits that are imposed on the Lender, and (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Facility Rate” means on any day a varying rate of interest per annum equal to the Base Rate, from time to time in effect, plus two percent (2.0%), but in no event to exceed the Highest Lawful Rate.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York on the preceding Business Day opposite the caption “Federal funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the average as determined by the Lender of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of federal funds transactions in New York, New York selected by the Lender.

“Financial Statements” means statements of financial condition, as at the point in time and for the period indicated, and consisting of at least a balance sheet and related statements of operations, owners’ equity and cash flow.

“Gross Proceeds of Production” means the sum of (a) gross proceeds from the sale of hydrocarbon production attributable to the Oil and Gas Properties of the Borrower and actually received by or for the account of the Borrower during any calendar month less Third Party Proceeds for the same calendar month associated with such Oil and Properties, (b) proceeds which represent bonus and delay rentals attributable to such Oil and Properties and paid to the Borrower during such calendar month and (c) proceeds attributable to the Derivative Contracts entered into by the Borrower pursuant to Section 5.19 or allowed by Section 6.2 and actually received by the Borrower during any calendar month.

“Hazardous Substances” means any flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCB’s), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substance” under the Oil Pollution Act, as amended; Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Superfund Amendments and Reauthorization Act, as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; or any other law, statute, ordinance, rule, regulation or order now or hereafter enacted or promulgated by any governmental authority with jurisdiction and relating to the protection of the environment.

“Highest Lawful Rate” means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest (if any) that, at the time in question, would not cause the interest charged on the Obligations owed to the Lender to exceed the maximum amount that the Lender would be allowed to contract for, charge, take, reserve or receive under applicable Law after taking into account, to the extent required by applicable Law, all relevant payments and charges under the Loan Documents.

“Holding” means Cubic Louisiana Holding, LLC, a Delaware limited liability company.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreements” means the BP Intercreditor Agreement and the Cubic Creditors Intercreditor Agreement; and “Intercreditor Agreement” means any one of them.

“Investment” means, for any Person: (a) the acquisition of assets (other than machinery, equipment and inventory in the ordinary course of business), leasehold interests, mineral rights, wells, Equity Interest or Debt of any Person; (b) any deposit with, or advance, loan or extension of credit for the benefit of such Person; or (c) any other capital contribution or investment in such Person, including by way of guarantees, letter of credit support or release, forgiveness or cancellation of any Debt.

“Laws” means all applicable statutes, laws, ordinances, rules, rulings, interpretations, regulations, judgments, requirements, governmental authorizations (including licenses, permits, franchises and other governmental consents necessary for the ownership or operation of Property), orders, writs, injunctions or decrees (or interpretations of any of the foregoing) of any political subdivision, state, commonwealth, nation, country, territory, possession, county, parish, municipality or Tribunal.

“Lender” has the meaning indicated in the opening paragraph hereof.

“Lien” means any lien, charge, claim, restriction, mortgage, mechanic’s lien, materialmen’s lien, pledge, hypothecation, inchoate lien, assignment, deposit arrangement, conditional sale or other title retention agreement, financing lease, security interest, security agreement or other encumbrance, whether arising by contract or under Law, and includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, leases and other title exceptions and the filing of any financing statement under the Uniform Commercial Code of the State of Texas or comparable Law of any jurisdiction perfecting any such Lien.

“Lienable Claims” means, with respect to the Oil and Gas Properties of the Borrower, lease operating expenses (other than (a) the expense of re-working or remedial operations as to which consent of co-owners is required, (b) expenses not constituting routine repairs and maintenance, (c) the expense of drilling, deepening, sidetracking, plugging-back, completing, recompleting and/or plugging and abandoning any well, and (d) land and legal expenses not covered by the operator’s fixed overhead charge); unaffiliated third party operator’s fixed overhead charge pursuant to applicable contracts; any ad valorem, severance, gross production and similar taxes (expressly excluding income taxes); operating expenses relating to the gathering and processing of hydrocarbons from the Borrower’s Oil and Gas Properties; and other expense items, the non-payment of which could result in a contractual and/or statutory lien (as opposed to a judgment lien) against any of such Oil and Gas Properties.

“Liquid Investments” means at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.  For the avoidance of doubt, Cash Equivalents shall not include any auction rate or similar securities where the obligor is not absolutely required to redeem or repay the Indebtedness in question within such one year (or shorter) period.

“Litigation” means any proceeding, claim, lawsuit, and/or investigation conducted, or threatened and known to the Person in question, by or before any Tribunal.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the assignments of Net Profits Interests, the Intercreditor Agreements and all other notes, mortgages, deeds of trust, restatements, ratifications and amendments of mortgages, deeds of trust, financing statements, guaranties, security agreements, pledge agreements, documents, instruments and other agreements now or hereafter delivered pursuant to the terms of, or in connection with, this Agreement, the Obligations and/or the Collateral, and all renewals, extensions and restatements of, and amendments and supplements to any or all of the foregoing; provided, however, the Derivative Contract Documents shall not be Loan Documents.

“Loans” means the loans and extensions of credit by the Lender to or for the account of the Borrower pursuant to this Agreement.

“Marketable Title” means title free and clear from reasonable doubt as to matters of law and fact such that a prudent operator of Oil and Gas Properties, advised of the facts and their legal significance, would willingly accept, and specifically includes rights to acquire title to Oil and Gas Properties from record title owners under farm-in or similar agreements that are customary in the industry and which are acceptable to prudent operators of Oil and Gas Properties.

“Material Adverse Effect” means any material and adverse effect on (a) the business, assets, financial condition, operations or prospects of the Borrower taken as a whole or (b) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Mortgaged Properties” means Oil and Gas Properties owned by the Borrower subject to the Liens of the Security Documents from time to time to secure the Obligations, the Derivative Contract Obligations or some portion thereof.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three (3) calendar years, has made, or been obligated make, contributions.

“Net Proceeds of Production” means for any calendar month, Gross Proceeds of Production less the sum of (a) Permitted Expenses paid during such calendar month and not accrued in any previous period and (b) Permitted Expenses accrued during the relevant calendar month but not actually paid.

“Notes” means the Revolving Note, the Term Note and the PIK Note, and “Note” means any one of the Notes.

“Obligations” means all present and future loans, advances, indebtedness, obligations, covenants, duties and liabilities, and all renewals for any period, increases and extensions thereof, or any part thereof, now or hereafter owing to the Lender and any Affiliate of the Lender by the Borrower arising from or pursuant to any of the Loan Documents, together with all interest accruing thereon, and costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several.

“Oil and Gas Properties” means fee, leasehold or other interests in or under mineral estates, or oil, gas and other liquid or gaseous hydrocarbon leases with respect to properties situated in the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation, or any governmental entity succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Borrower sponsors, maintains, or to which the Borrower makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Expenses” means, for each period for which the Net Proceeds of Production is determined, the sum of the following, to the extent only that the Borrower has been billed for such or the payment obligation of the Borrower with respect thereto has otherwise accrued during the relevant period only and to the extent not already deducted in any remittance to the Borrower and without duplication of any item: (a) Lienable Claims relative to the Oil and Gas Properties of the Borrower; (b) as to the Oil and Gas Properties of the Borrower where operations thereon are not governed by an operating agreement, lease operating expenses (other than (i) expenses of re-working or remedial operations which would cost in excess of $20,000.00, (ii) expenses not constituting routine repairs and maintenance, (iii) the expense of drilling, deepening, sidetracking, plugging-back, completing, recompleting and/or plugging and abandoning any well and (iv) land and legal expenses); (c) transportation and marketing expenses; (d) obligations to make payments to a counterparty to the Derivative Contracts entered into by the Borrower pursuant to Section 5.19 or allowed pursuant to Section 6.2; and (e) any of the foregoing claims, fees and expenses in excess of Gross Proceeds of Production for any prior accounting period which have not been utilized in the calculation of Net Proceeds of Production in such prior accounting period.

“Permitted Holders” means (i) the Lender, (ii) any of the Cubic Note Holders and their respective Affiliates and (iii) Calvin A. Wallen, III, William L. Bruggeman, Jr. and their sons, daughters, spouses and grandchildren and any trust or bona fide estate planning vehicle of which the only beneficiaries or equity holders consist of the foregoing; and “Permitted Holder” means any one of them.

“Permitted Liens” means: (a) Liens for Taxes, not yet due or which are being Contested in Good Faith; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old age pension or public liability obligations which are not yet due or which are being Contested in Good Faith; (c) vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other similar Liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations which are not yet due or which are being Contested in Good Faith; (d) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of business to secure amounts owing, which amounts are not yet due or are being Contested in Good Faith; (e) Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, producing and selling hydrocarbons; (f) Liens created in favor of the Lender, as collateral agent, securing the Obligations, the Derivative Contract Obligations or any portion thereof hereunder and other Liens expressly permitted under the Security Documents; (g) easements, rights-of-way, restrictions and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry or which are reasonably expected to be cured in the ordinary course of business, none of which interfere in any material respect with the ordinary conduct of the business of the owner of the Property or materially detract from the value or use of the Property to which they apply; (h) Liens of record under terms and provisions of the leases, unit agreements, assignments and other transfer of title documents in the chain of title under which the owner of the relevant Property acquired such Property; (i) Liens securing the purchase price or existing under conditional sale of title retention contracts for equipment purchased in the normal course of business of the Borrower, provided that such Lien shall not extend to or cover any other Property of the Borrower; and (k) Liens created pursuant to the Cubic Second Lien Security Documents or to secure any of the Debt permitted pursuant to clause (e) of Section 6.1.

“Person” means any individual, sole proprietorship, firm, corporation, trust, association, institution, partnership, joint venture, Tribunal or other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, and which the Borrower sponsors, maintains or to which the Borrower makes, is making or is obligated to make contributions and includes any Pension Plan.

“PIK Advance” means the amount deemed as an Advance pursuant to Section 2.3 and which PIK Advances shall be evidenced by the PIK Note.

“PIK Note” means that certain promissory note in the principal face amount of $5,000,000.00 dated of even date herewith made by the Borrower to the order of the Lender, in the form attached hereto as Exhibit III, together with all deferrals, renewals or extensions thereof, which promissory note shall evidence the PIK Advances made to the Borrower by the Lender pursuant to Section 2.3.

“Prior Credit Agreement” has the meaning indicated in the recitals hereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Developed Producing Reserves” means those reserves denominated as such and determined in accordance with the methods commonly accepted by the Society of Petroleum Engineers for evaluating oil and gas reserves.

“Proved Reserves” means those reserves denominated as such and determined in accordance with the methods commonly accepted by the Society of Petroleum Engineers for evaluating oil and gas reserves.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Responsible Officer” means the president, chief executive officer, chief financial officer or any vice president of the Borrower.

“Revolving Advance” means a direct advance of immediately available funds by the Lender to the Borrower or funds advanced to another Person for and on behalf of the Borrower pursuant to Section 2.2.

“Revolving Facility Borrowing Request” means a written application by the Borrower for a Revolving Advance substantially the form of Exhibit V attached hereto.  Each such Revolving Facility Borrowing Request shall specify the requested amount of such Revolving Advance, the requested date of such Revolving Advance and the purposes for which proceeds for such Revolving Advance will be used.

“Revolving Note” means that certain promissory note in the principal face amount of $10,000,000.00 dated of even date herewith made by the Borrower to the order of the Lender, in the form attached hereto as Exhibit I, together with all deferrals, renewals or extensions thereof, which promissory note shall evidence the Revolving Advances made to the Borrower by the Lender pursuant to Section 2.2.

“Rights” means rights, remedies, powers and privileges.

“Section” or “Subsection” means a section or subsection in this Agreement unless specified otherwise.

“Security Documents” means the documents described in Subsection 3.1(a)(12) of this Agreement and all other documents now or hereafter existing which provide the Lender with Collateral, as the same may be amended or restated from time to time.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

“Term Note” means that certain promissory note in the principal amount of $20,856,000.00 dated of even date herewith made by the Borrower to the order of the Lender, in the form attached hereto as Exhibit II, together with all deferrals, renewals or extensions thereof, which promissory note shall evidence the renewal, extension and rearrangement of the Assumed Debt pursuant to Section 2.1.

“Termination Date” means the earlier to occur of (a) October 2, 2016 or (b) the one hundredth twentieth (120th) day after the Cubic Notes are repaid in full pursuant to the exercise by the Cubic Note Holders of their right to put the Cubic Notes to Cubic pursuant to the Note Purchase Agreement.

“Third Party Proceeds” means that portion, if any, of proceeds from the sale of hydrocarbon production attributable to the interest of any Person other than the Borrower in any the Oil and Gas Property of the Borrower as to which the interest of the Borrower therein is used in the calculation of Gross Proceeds of Production and as to which such proceeds are actually received by the Borrower during any period for which Gross Proceeds of Production is calculated, (i.e. royalty interests, overriding royalty interests, net profits interests, production payments and other interests payable out of or measured by production); provided, however, that the interest of such other Person is legally vested in such Person or the predecessors in interest to such Person at the time of the acquisition by the Borrower of its interest in the Oil and Gas Properties of the Borrower.

“Tribunal” means any court, governmental department or authority, commission, board, bureau, agency, arbitrator or instrumentality of any state, political subdivision, commonwealth, nation, territory, county, parish or municipality, whether now or hereafter existing, having jurisdiction over the Lender, the Borrower or any of their respective Property.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) (16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable Plan year.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association, and its successors.

1.2                               Accounting Terms.  All accounting and financial terms used in any of the Loan Documents and the compliance with each covenant contained in the Loan Documents that relates to financial matters shall be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in such Loan Documents.

1.3                               Number and Gender of Words.  Whenever the singular number is used in any Loan Document, the same shall include the plural where appropriate, and vice versa; words of any gender in any Loan Document shall include each other gender where appropriate; and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to the relevant Loan Document as a whole and not to any particular part, section or subdivision thereof.

ARTICLE 2

TERMS OF FACILITIES

2.1                               Restructure of Assumed Debt.  Contemporaneously with the execution and delivery of this Agreement and the Notes and subject to the terms and conditions and relying on the representations and warranties contained in this Agreement and the other Loan Documents, the Borrower has been assigned the Assignment Properties from Cubic for and in consideration of the Borrower assuming the Assumed Debt.  The Lender hereby renews, rearranges and extends the Assumed Debt pursuant to the terms hereof and fully and finally release and discharge Cubic from such Assumed Debt.  Such renewed, rearranged and extended Assumed Debt, including, without limitation, the Assumed Interest, shall be evidenced by the Term Note.

2.2                               Revolving Facility.  At the Lender’s sole discretion and subject to the terms and conditions hereof and relying on the representations and warranties contained in this Agreement and the other Loan Documents, from time to time until the Termination Date, the Lender may make Revolving Advances to the Borrower following receipt by the Lender of a Revolving Facility Borrowing Request on or before 10:00 a.m. Central Standard or Daylight Savings Time, as the case may be, three (3) Business Days prior to the date of the requested Revolving Advance, in such amounts as the Borrower may request, provided, however, that each Revolving Advance shall be in an amount not less than $50,000.00 and no Revolving Advance shall be made which will cause the sum of all outstanding Revolving Advances to exceed $10,000,000.00.

The Borrower shall not request more than one (1) Revolving Advance in any calendar month.  The Borrower may transmit Revolving Facility Borrowing Requests to the Lender by mail, personal delivery, telefacsimile, telex or other method.

The Borrower may repay, without penalty or premium, any principal amounts evidenced by the Revolving Note.

The Revolving Advances made by the Lender to the Borrower shall be made at the office of the Lender at 1000 Louisiana, 9th Floor, Houston, Texas 77002 and shall be evidenced by the Revolving Note.

2.3                               PIKed Interest.  Notwithstanding anything to the contrary herein, if at any time prior to the Termination Date, the amount of Net Proceeds of Production and balances in the Blocked Accounts is insufficient to repay all or any portion of the accrued and unpaid interest evidenced by the Term Note, the accrued and unpaid interest evidenced by the Revolving Note or the accrued and unpaid interest evidenced by the PIK Note pursuant to the provisions of Section 2.6, such amount of accrued and unpaid interest shall be deemed an Advance under the PIK Note the repayment of which shall be evidenced by the PIK Note, shall be deemed made on the day the unpaid interest was due and payable pursuant to Subsections 2.6(b), (d) or (f) as the case may be and shall bear interest at the Facility Rate.

2.4                               Advances and Payments Under the Notes. The Lender shall maintain an account on its books in the name of the Borrower reflecting the amount of all Advances and other Loans made by the Lender and each payment made by the Borrower with respect to each Note. The aggregate unpaid amount of such Advances and Loans reflected by the notations by the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amounts owing on the respective Note.  The liability for payment of principal and interest evidenced by the respective Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and the other Loan Documents and interest accrued on such amounts calculated in accordance with this Agreement.

2.5                               Use of Proceeds.  Proceeds from Revolving Advances shall only be used to pay or reimburse the Borrower for the development of its Oil and Gas Properties and to pay Derivative Contract Obligations.

2.6                               Repayment Provisions.  (a) All outstanding principal Debt evidenced by the Revolving Note shall be repayable by the Borrower on the Termination Date.

(b)                                 All interest as it accrues from the date of this Agreement on principal amounts evidenced by the Revolving Note and calculated as provided herein and in the Revolving Note shall be due and payable by the Borrower (i) on the first day of each calendar month commencing November 1, 2013, and continuing thereafter on the first day of each succeeding calendar month while any amount remains owing on the Revolving Note and (ii)

on the date the principal Debt evidenced by the Revolving Note is paid in full, the interest payment in each instance to be that which has been earned and remains unpaid.

(c)                                  All outstanding principal Debt evidenced by the Term Note and accrued interest thereon at the applicable rate herein provided shall be repayable by the Borrower on the Termination Date.

(d)                                 All interest as it accrues from the date of this Agreement on principal amounts evidenced by the Term Note and calculated as provided herein and in the Term Note shall be due and payable by the Borrower (i) on the first day of each calendar month commencing November 1, 2013, and continuing thereafter on the first day of each succeeding calendar month while any amount remains owing on the Term Note and (ii) on the date the principal Debt evidenced by the Term Note is paid in full, the interest payment in each instance to be that which has been earned and remains unpaid.

(e)                                  The Assumed Interest shall be due and payable on November 1, 2013.

(f)                                   All outstanding principal Debt evidenced by the PIK Note shall be repayable by the Borrower on the Termination Date.

(g)                                  All interest as it accrues from the date of this Agreement on principal Debt evidenced by the PIK Note and calculated as provided herein and in the PIK Note shall be due and payable by the Borrower (i) on the first day of each calendar month commencing November 1, 2013, and continuing thereafter on the first day of each succeeding calendar month while any amount remains owing on the PIK Note and (ii) on the date the principal Debt evidenced by the PIK Note is paid in full, the interest payment in each instance to be that which has been earned and remains unpaid.

(h)                                 Notwithstanding anything to the contrary herein, if at any time prior to the Termination Date, the amount of Net Proceeds of Production is insufficient to repay all or any portion of the accrued and unpaid interest evidenced by the Term Note, the accrued and unpaid interest evidenced by the Revolving Note or the accrued and unpaid interest evidenced by the PIK Note, the Lender may use balances from the Blocked Accounts to make such interest payments.

(i)                                     Notwithstanding anything to the contrary herein, at any time after the repayment of all of the Debt evidenced by the Cubic Notes, by refinancing or otherwise, the Lender, at its sole discretion, may upon two hundred seventy (270) days notice to the Borrower make demand for payment for all or any portion of the Debt evidenced by any of the Notes.

(j)                                    Certain of the Security Documents contain an assignment unto and in favor of the Lender of all oil, gas and other minerals produced and to be produced from or attributable to the Mortgaged Properties together with all of the revenues and proceeds attributable to such production, and such Security Documents further provide that all such revenues and proceeds which may be so collected by the Lender pursuant to such assignment shall be applied to the payment of the Notes and the satisfaction of all other Debt to be secured by such Security Documents.  The Lender and the Borrower expressly acknowledge and agree that so long as no Event of Default shall have occurred and be continuing, the Lender shall not enforce such assignment.  After the occurrence of an Event of Default hereunder, the Lender may enforce such assignment and apply such revenues and proceeds of the Borrower to the payment of the Notes and the satisfaction of all other Debt to be secured by such Security Documents, such application to be made in such manner as the Lender may elect, regardless of whether the application so made shall exceed the payment of principal and interest then due as provided above.  In connection with the rights of the Lender to all proceeds of production, upon the occurrence and continuation of an Event of Default, the Borrower hereby grants the Lender a power of attorney, which power is coupled with an interest and is irrevocable, to complete in all respects and deliver to the addressee the letter transfer orders executed in connection with the Security Documents.

(k)                                 Notwithstanding the terms of such Security Documents encumbering the Borrower’s Oil and Gas Properties, it is the intention of the Borrower and the Lender that in the absence of the enforcement of such assignment the Borrower will instruct all first purchasers of production, operators or other disbursers of proceeds of production to direct all proceeds of production from its Oil and Gas Properties to the Blocked Accounts.  The Lender and the Borrower also expressly acknowledge and agree, that notwithstanding the Security Documents, so long as no Event of Default shall have occurred and be continuing, the Debt evidenced by the Notes shall be repaid as set forth above in this Section 2.6 and the Borrower will be permitted to pay each month (i) Permitted Expenses, (ii) any of its franchise taxes or similar taxes so long as any of such taxes are not calculated on the income of the Borrower and (iii) an amount not to exceed $2,000.00 for any calendar month to Cubic or its Subsidiaries in the form of a dividend or payment of account payable from Gross Proceeds of Production delivered to the Blocked Accounts.  During the continuance of an Event of Default hereunder, the Lender, as collateral agent, may enforce such assignment and apply such revenues and proceeds of the Borrower to the payment of the Notes and the satisfaction of all other Debt to be secured by such Security Documents, such application to be made in such manner as the Lender may elect.

(l)                                     At the Lender’s sole discretion, proceeds in the Blocked Accounts may be used to pay past due Permitted Expenses or capital costs associated with the Borrower’s Oil and Gas Properties.

(m)                             All payments required pursuant to this Agreement on the Debt evidenced by the respective Notes shall be made in immediately available funds; shall be deemed received by the Lender on the next Business Day following receipt if such receipt is after 2:00 p.m. on any Business Day; and shall be made at the offices of the Lender at 1000 Louisiana, 9th Floor, Houston, Texas 77002, provided, however, the Lender may, upon notice to the Borrower, designate a different place of payment.  Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

2.7                               Interest Rates.  Principal amounts of Advances outstanding under the Notes shall bear interest at the Facility Rate (but in no event greater than the Highest Lawful Rate), calculated on the basis of a year consisting of sixty-five (365) or three hundred sixty-six (366) days, as the case may be.  Should default occur in the payment of the Notes and collection proceedings be instituted, all past due interest and principal under the Notes shall bear interest at the lesser of the Highest Lawful Rate, calculated on the basis of a year consisting of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, or the Default Rate, calculated on the basis of a year consisting of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and if no Highest Lawful Rate exists, all past due interest and principal under the Notes shall bear interest at the Default Rate, calculated on the basis of a year consisting of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.

2.8                               General Provisions Relating to Interest.  It is the intention of the parties hereto to comply strictly with the applicable usury Laws as in effect from time to time; and in this connection, there shall never be taken, reserved, contracted for, collected, charged or received on any Loan or any other Obligation interest in excess of that which would accrue at the Highest Lawful Rate.  To the extent that the interest rate Laws of the State of Texas are applicable to the Loans, for purposes of Chapter 303 of the Texas Finance Code, as amended, the Borrower agrees that the Highest Lawful Rate shall be the “weekly rate ceiling” as defined in such chapter, provided that the Lender may also rely, to the extent permitted by applicable Laws, on alternative maximum rates of interest under such other applicable Laws, if greater.

If under any circumstances the aggregate amount paid on the Obligations includes amounts that are by Law deemed to be interest which exceed the Highest Lawful Rate (the “excess interest”), the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the fullest extent permitted by applicable Laws, the result of mathematical error on the part of the Borrower and the Lender, and the Lender shall promptly credit the amount of such excess interest on the principal amount of the outstanding Obligations, or if the principal amount of the Obligations shall have been paid in full, refund the excess interest to the Borrower.  In the event that the maturity of the Notes is accelerated by reason of an election of the Lender resulting from any Event of Default or by reason of operation of Subsection 7.2(a), or in the event of any prepayment, then such consideration that constitutes interest under Laws applicable to the Lender may never exceed the Highest Lawful Rate, and excess interest, if any, provided for in the Notes, this Agreement or otherwise shall be cancelled automatically by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded by the Lender to the Borrower.

All sums paid, or agreed to be paid, to the Lender for the use, forbearance, and detention of the proceeds of the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full term of the Obligations until paid in full so that the actual rate of interest is uniform, but does not exceed the Highest Lawful Rate, throughout the full term hereof.

2.9                               Prepayment of Term Note and PIK Note.  The Borrower shall have the right and option to prepay, at any time without premium or penalty, all or any part of the balance outstanding on the Term Note and/or the PIK Note.  Any such prepayments of Debt shall be applied first to the payment of accrued and unpaid interest on the respective Note and then to the reduction of principal.

2.10                        Net Profits Interests.  As consideration for the Loans made by the Lender pursuant to this Agreement, the Borrower agrees to convey to the Lender upon the repayment in full of the Debt evidenced by the Notes and confirmation of the title of the Lender to such interest upon conveyance by the Borrower, an undivided five percent (5%) net profits interest in the future production of hydrocarbons from or attributable to all of the Oil and Gas Properties of the Borrower, which conveyance shall be effective as of the date the Debt evidenced by the Notes is repaid in full and evidenced by an instrument substantially in the form attached hereto as Exhibit VII.

Should the Borrower elect, at any time subsequent to the conveyance of the Net Profits Interests, to sell its interest in any of its Oil and Gas Properties, then the Borrower agrees to extend to the Lender, by way of prompt written notice setting forth the terms of any such transaction, the right to sell the Net Profits Interests burdening the relevant Oil and Gas Properties to be sold by the Borrower on the same terms (including, without limitation, price based on per unit of production) as those for the sale by the Borrower.  Such right may be exercised at the sole discretion of the Lender and, should the Lender elect not to exercise such right, the Oil and Gas Properties so sold shall be conveyed by way of instrument(s) of conveyance made expressly subject to the Net Profits Interests and the provisions of this Agreement applicable thereto and shall remain subject to the Net Profits Interests.

2.11                        Increased Costs. (a)  If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(b)  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Subsection 2.11(a) and reasonably detailed calculations therefor shall be delivered to the

Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(c)  Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any reductions incurred more than one hundred eighty (180) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12                        Taxes.   Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Tribunal in accordance with applicable law.

The Borrower shall pay any Other Taxes to the relevant Tribunal in accordance with applicable law.

The Borrower shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Tribunal.  A certificate of the Lender as to the amount of such payment or liability under this Section and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Tribunal, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Tribunal evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

ARTICLE 3

CONDITIONS PRECEDENT

3.1                               Conditions to Execution by Lender.  The execution and delivery of this Agreement by the Lender and the renewal, rearrangement and extension of the Assumed Debt pursuant to Section 2.1 is subject to the fulfillment of the following conditions precedent, with all documents to be delivered to the Lender to be in form and substance satisfactory to the Lender:

(a)                                 The Lender shall have received the following documents, appropriately executed and acknowledged and in multiple counterparts as requested by the Lender:

(1)                                 This Agreement and the Notes executed by the Borrower;

(2)                                 Certificates of the appropriate Tribunals of the State of Delaware, dated reasonably near the Closing Date, to the effect that attached thereto are the certificate of formation of the Borrower and all amendments thereto, and that it is duly formed and in good standing with respect to the payment of all franchise and similar Taxes;

(3)                                 A copy of the limited liability company agreement of the Borrower and all amendments thereto, accompanied by a certificate issued by the Secretary of the Borrower that such copies are correct and complete and in force and effect as of the Closing Date;

(4)                                 Certificate of incumbency and signatures of all offices of the Borrower who will be authorized to execute the Loan Documents to which it is a party on its behalf, executed by the Secretary of the Borrower;

(5)                                 A copy of the company resolutions of the Borrower, approving the Loan Documents to which it is a party and authorizing the transactions contemplated therein, duly adopted by its sole member and accompanied by a certificate of the Secretary of the Borrower to the effect that such copy is a true and correct copy of resolutions duly adopted by written consent or at a meeting of the sole member of the Borrower, that such resolutions constitute all the resolutions adopted with respect to such transactions, and that such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

(6)                                 Certificates of the appropriate Tribunals of all jurisdictions wherein the Property owned or business conducted by the Borrower makes such qualification necessary, dated reasonably near the Closing Date, to the effect the Borrower is duly qualified as a foreign limited liability company in such jurisdictions and is in good standing with respect to the payment of franchise and similar Taxes;

(7)                                 Certificates of the appropriate Tribunals of the State of Delaware, dated reasonably near the Closing Date, to the effect that attached thereto are the certificate of formation of Holding and all amendments thereto, and that it is duly formed and in good standing with respect to the payment of all franchise and similar Taxes;

(8)                                 A copy of the company agreement of Holding and all amendments thereto, accompanied by a certificate issued by the Secretary of Holding that such copies are correct and complete and in force and effect as of the Closing Date;

(9)                                 Certificate of incumbency and signatures of all offices of Holding who will be authorized to execute the Loan Documents to which it is a party on its behalf, executed by the Secretary of Holding;

(10)                          A copy of the company resolutions of Holding, approving the Loan Documents to which it is a party and authorizing the transactions contemplated therein, duly adopted by its sole member and accompanied by a certificate of the Secretary of the Holding to the effect that such copy is a true and correct copy of resolutions duly adopted by written consent or at a meeting of the sole member of Holding, that such resolutions constitute all the resolutions adopted with respect to such transactions, and that such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

(11)                          Certificates of the appropriate Tribunals of all jurisdictions wherein the Property owned or business conducted by Holding makes such qualification necessary, dated reasonably near the Closing Date, to the effect that Holding is duly qualified as a foreign limited liability company in such jurisdictions and is in good standing with respect to the payment of franchise and similar Taxes;

(12)                          The following documents creating, evidencing and perfecting Liens in favor of the Lender to secure the the Obligations, the Derivative Contract Obligations or some portion thereof:

(i)                                     an Act of Assumption of Obligations and Mortgage by and among Cubic, the Borrower and the Lender;

(ii)                                  a Mortgage, Collateral Assignment, Security Agreement and Financing Statement from the Borrower in favor of the Lender, as collateral agent for itself, any Affiliate of the Lender that is a party to Derivative Contracts entered into with the Borrower and BP, covering all of the Oil and Gas Properties of the Borrower existing as of the date of this Agreement;

(iii)                               Financing Statements from the Borrower covering accounts from the sale of oil and gas produced from such Oil and Gas Properties and equipment and other personal property associated therewith;

(iv)                              undated letter transfer orders directed to the party remitting to the Borrower proceeds from the sale of production from such Oil and Gas Properties and instructing that such proceeds be remitted to the Lender, as collateral agent, for the account of the Borrower;

(v)                                 a First Lien Security Agreement from the Borrower and Holding in favor of the Lender as collateral agent for itself, any Affiliate of the Lender that is a party to Derivative Contracts entered into with the Borrower and BP, covering all of their respective personal property;

(vi)                              Financing Statements from the Borrower and Holding associated with the Security Agreement described in (v) above;

(vii)                           a Cash Collateral Account Agreement from the Borrower in favor of the Lender as collateral agent for itself, any Affiliate of the Lender that is a party to Derivative Contracts entered into with the Borrower and BP, covering the blocked account to which the proceeds of production are directed; and

(viii)                        a Deposit Account Control Agreement with Wells Fargo Bank regarding the blocked account of the Borrower;

(13)                          a guaranty agreement from Holding;

(14)                          the BP Intercreditor Agreement;

(15)                          the Cubic Creditor Intercreditor Agreement; and

(16)                          Such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request in compliance with or to accomplish the terms and provisions of any of the Loan Documents or the Derivative Contract Documents;

(b)                                 The representations and warranties contained in Article 4 shall be true and correct in all material respects on the date of execution of this Agreement;

(c)                                  No Event of Default shall have occurred and be continuing;

(d)                                 the Lender shall have been paid all accrued and unpaid interest on the Debt governed by the Prior Credit Agreement through the date hereof except for the Assumed Interest and shall have received $5,000,000.00 in repayment of a portion of the principal Debt governed by the Prior Credit Agreement;

(e)                                  the Borrower shall have been conveyed the Assignment Properties by Cubic and shall have assumed the Assumed Debt, all by documentation in form and substance acceptable to the Lender;

(g)                                  The Lender shall have received (i)) any such costs, fees and expenses due under Section 8.3 and for which the Borrower has received an invoice prior to or on the Closing Date and (ii) estimated fees and expenses associated with the filing of the Security Documents;

(h)                                 The Lender shall have received an insurance certificate as set forth in Section 5.16; and

(i)                                     The Lender shall have received an opinion of counsel of the Borrower as to due formation and authorization to enter into and enforceability of the Loan Documents.

3.2                               Further Conditions to Each Advance Pursuant to Section 2.2. Without in any manner limiting the right of the Lender to make Revolving Advances at its sole discretion, the Lender shall not make any Revolving Advance pursuant to Section 2.2 unless the following further conditions are satisfied:

(a)                                 The representations and warranties contained in Article 4 shall be true and correct in all material respects as of the date of Advance, except to the extent such representations and warranties are expressly limited to an earlier date;

(b)                                 No Event of Default shall have occurred and be continuing or will have occurred at the completion of making the Advance;

(c)                                  No Material Adverse Effect shall have occurred since the Closing Date;

(d)                                 The Lender shall have received a Revolving Facility Borrowing Request;

(e)                                  The Lender shall have received with the Borrowing Request a list in reasonable detail of the development costs to be paid with the proceeds of such Revolving Advance and be accompanied by evidence of such costs as is requested by the Lender; and

(f)                                   As to any Oil and Gas Properties subsequently acquired by the Borrower, the Lender shall have received all Security Documents (each substantially in the form of the similar instrument given pursuant to Subsection 3.1(a)(12) in connection with the Oil and Gas Properties owned by the Borrower as of the date of this Agreement) executed by the Borrower and delivered to the Lender pursuant to Section 5.7.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Advances hereunder, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Notes and the making of the Advances) that:

4.1                               Existence and Good Standing.  The Borrower is a limited liability company, duly formed, legally existing and in good standing under the Laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation in all jurisdictions where the failure to be so qualified could result in a Material Adverse Effect.

4.2                               Due Authorization.  The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Notes and the other Loan Documents to which it is a party, the repayment of the Loans and interest and fees provided in the Notes and this Agreement and the performance of all Obligations of the Borrower under this Agreement and the other Loan Documents, are within the limited liability company power of the Borrower, have been duly authorized by all necessary action on behalf of the Borrower and do not (a) require the consent of any Tribunal or other Person which has not been obtained, (b) contravene or conflict with any provision of applicable Law or the certificate of formation or limited liability company agreement of the Borrower, (c) contravene, conflict with or result in a default under any indenture, instrument, contract or other agreement to which the Borrower is a party or by which its Properties may be presently bound or encumbered the failure to comply with would result in a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien upon any of the Property of the Borrower, other than Permitted Liens.

4.3                               Valid and Binding Obligations.  This Agreement and the other Loan Documents constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as limited by Debtor Relief Laws.

4.4                               Scope and Accuracy of Financial Statements.  The Financial Statements of Cubic as of March 31, 2013 including any schedules and notes pertaining thereto, which have been delivered to the Lender have been prepared in accordance with GAAP and fairly and accurately present the financial condition and the results of the operations thereof in all material respects, as of the dates and for the periods stated therein, subject to changes resulting from year-end audit adjustments and the absence of footnotes.

4.5                               Liabilities and Litigation.  The Borrower does not have any material liabilities of any nature, direct or contingent, other than the Obligations and the Cubic Guaranty; and the Borrower is not in default with respect to any such material liabilities or any material agreements by which it is bound which would reasonably be expected to have a Material Adverse Effect.

There is no judgment against the Borrower, nor, except as set forth on Schedule 4.5 attached hereto, is there any Litigation or other action of any nature pending before any Tribunal or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or its Property which would reasonably be expected to have a Material Adverse Effect.

4.6                               Title to Assets.  The Borrower has Marketable Title to all of its Oil and Gas Properties set forth on Exhibit VI attached hereto, free and clear of all Liens, except for Permitted Liens.

4.7                               Existing Oil and Gas Properties.  The Oil and Gas Properties set forth on Exhibit VI hereto are all of the Oil and Gas Properties owned by the Borrower as of the date of this Agreement.

4.8                               Authorizations and Consents.  No authorization, consent, approval, exemption, franchise, permit or license of, or filing (except for filings required to perfect and maintain perfection of the Liens created by the Security Documents) with, any Tribunal or any third Person is required to authorize, or is otherwise required in connection with, the valid execution, delivery and performance by the Borrower of this Agreement, the other Loan Documents to which it is a party or any other agreement contemplated hereby or the repayment by the Borrower of the Obligations would reasonably be expected to have a Material Adverse Effect.

4.9                               Compliance with Laws.  Neither the business nor any of the activities of the Borrower as presently conducted violates any applicable Law, the result of which violation would have a Material Adverse Effect.  The Borrower possesses all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its businesses in all material respects as now conducted.  All such licenses, approvals, registrations, permits and other authorizations are in full force and effect.

4.10                        Proper Filing of Tax Returns and Payment of Taxes Due.  The Borrower has duly and properly filed all Tax returns which are required to be filed and has paid all Taxes due pursuant to such returns or pursuant to any assessment received, except such Taxes, if any, as are being Contested in Good Faith.

4.11                        ERISA Compliance.

(a)                                 The Borrower has complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)                                 Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)                                  No act, omission or transaction has occurred which could result in imposition on the Borrower (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter

43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)                                 No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower has been or is expected by the Borrower to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)                                  Full payment when due has been made of all amounts which the Borrower is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)                                   The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)                                  The Borrower does not sponsor, maintain or contribute to an employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by Borrower in its sole discretion at any time without any material liability.

(h)                                 The Borrower does not sponsor, maintain or contribute to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i)                                     The Borrower is not required to provide security under section 401 (a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

4.12                        Investment Company Act Compliance.  The Borrower is not an “investment company” or directly or indirectly controlled by or acting on behalf of any Person which is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.13                        Lien Priority.  The Liens created in favor of the Lender under the Security Documents will create Liens in favor of the Lender, as collateral agent, to secure the Obligations and the Derivative Contract Obligations, which, once perfected, will be subject to no prior, superior or equal Liens, subject only to Permitted Liens. For purposes of clarification, the Liens created by the Cubic Second Lien Security Documents will be inferior in priority to the Liens created in favor of the Lender under the Security Documents.

4.14                        Use of Proceeds.  All proceeds of Advances made pursuant to this Agreement shall be used as set forth in Section 2.5 of this Agreement and specifically as represented by the Borrower in each Revolving Facility Borrowing Request.  The proceeds of any Advance are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended; and in violation of Regulations G, U or X.

4.15                        Places of Business.  As of the date hereof, the chief executive office and principal place of business of the Borrower is 9870 Plano Road, Dallas, Texas 75238.  All records of the Borrower are maintained at such offices.

4.16                        Identification Numbers.  The Borrower’s Federal employer identification number is 80-095412 and its organizational identification number is 540 0121.

4.17                        Subsidiaries.  As of the date hereof, the Borrower has no Subsidiaries.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Debt evidenced by the Notes remains unpaid (other than the indemnification obligations of the Borrower as set forth in Section 8.3 to the extent such obligations are not yet asserted) or the Lender remains obligated to make Advances, and in absence of written consent of the Lender to the contrary:

5.1                               Maintenance and Access to Records.  The Borrower will keep adequate records, in accordance with GAAP in all material respects to the extent required by GAAP and make all such records available for the Lender’s inspection and permit the Lender to make and take away copies thereof.

5.2                               Quarterly Financial Statements.  The Borrower will deliver to the Lender, as soon as available but in no event later than sixty (60) days after the end of each of the first three fiscal quarters of the Borrower, quarterly unaudited Financial Statements of the Borrower reflecting the financial condition and results of operations of the Borrower as at the end of such period and from the beginning of such fiscal year to the end of such period, as applicable.  Such Financial Statements shall be certified by a Responsible Officer as having been prepared in accordance with GAAP and presenting the financial condition and the results of the operations of the Borrower subject to changes resulting from year-end audit adjustments.  Such Financial Statements shall also be accompanied by a certificate of a Responsible Officer showing, in reasonable detail, the Borrower’s Derivative Contract position.

The Borrower will deliver to the Lender, as soon as available but in no event later than sixty (60) days after the end of each of the first three fiscal quarters of Cubic, quarterly unaudited Financial Statements of the Borrower reflecting the financial condition and results of operations of Cubic and its Subsidiaries on a consolidated and consolidating basis as at the end of such period and from the beginning of such fiscal year to the end of such period, as applicable.  Such Financial Statements shall be certified by a Responsible Officer as having been prepared in accordance with GAAP and presenting the consolidated and consolidating financial condition and the results of the operations of Cubic and its Subsidiaries subject to changes resulting from year-end audit adjustments.  Such Financial Statements shall also be accompanied by a certificate of a Responsible Officer showing, in reasonable detail, Cubic’s Derivative Contract position.

5.3                               Annual Financial Statements. Beginning with the fiscal year ending June 30, 2014, the Borrower will deliver to the Lender, as soon as available but in no event later than ninety (90) days after the close of each fiscal year of the Borrower, annual audited Financial Statements of the Borrower reflecting the financial condition of the Borrower, together with a report and opinion issued by Philip Vogel & Co., P.C. or another firm of independent certified public accountants, that such Financial Statements fairly present in all material respects the financial position and results of operations of the Borrower for the periods indicated in accordance with GAAP.  Such statements shall be accompanied by a certificate of a Responsible Officer showing, in reasonable detail, the Borrower’s Derivative Contract position.

Beginning with the fiscal year ending June 30, 2014, the Borrower will deliver to the Lender, as soon as available but in no event later than ninety (90) days after the close of each fiscal year of Cubic, annual audited Financial Statements of Cubic and its Subsidiaries reflecting the financial condition of Cubic and its Subsidiaries on a consolidated and consolidating basis, together with a report and opinion issued by Philip Vogel & Co., P.C. or another firm of independent certified public accountants, that such Financial Statements fairly present in all material respects the consolidated and consolidating financial position and results of operations of Cubic and its Subsidiaries for the periods indicated in accordance with GAAP.  Such statements shall be accompanied by a certificate of a Responsible Officer showing, in reasonable detail, Cubic’s Derivative Contract position.

5.4                               Compliance Certificates.  The Borrower will deliver to the Lender with each Financial Statement of the Borrower delivered pursuant to Sections 5.2 or 5.3 a duly executed Compliance Certificate.

5.5                               Reserve Reports.  Commencing September 30, 2013, and every Fiscal Quarter thereafter (including the last Fiscal Quarter of each fiscal year), as soon as available but in any event no later than 30 days after the end of such Fiscal Quarter, the Borrower shall deliver to the Lender (a) a report, in form and substance satisfactory to the Lender, prepared by Netherland, Sewell and Associates, or another independent petroleum engineer or firm of engineers acceptable to the Lender, which report shall set forth, as of the end of such Fiscal Quarter, projections of future net income from hydrocarbons classified as Proved Reserves attributable to all of the Borrower’s Oil and Gas Properties and (b) such other information concerning the Borrower’s Oil and Gas Properties as the Lender may reasonably request, including, without limitation, engineering, geological and performance data.

5.6                               Sales and Production Reports.  The Borrower will deliver to the Lender, as soon as available and in any event within thirty (30) days after the end of each calendar month, a report in detail acceptable to the Lender:

(a)                                 setting forth as to each well being drilled, completed, reworked or other similar procedures, the actual versus estimated cost breakdown (for all activities, including dry hole and completion activities) for such well;

(b)                                 describing by well and field the net quantities of oil, gas, natural gas liquids, and water produced (and the quantities of water injected);

(c)                                  describing by well and field the quantities of oil, gas and natural gas liquids sold during such month out of production from the Borrower’s Oil and Gas Properties and calculating the average sales prices of such oil, natural gas, and natural gas liquids;

(d)                                 describing of all leases acquired during the preceding Fiscal Quarter indicating the date each lease was acquired;

(e)                                  specifying any leasehold operating expenses, overhead charges, gathering costs, transportation costs, and other costs with respect to the Borrower’s Oil and Gas Properties of the kind chargeable as direct charges or overhead; and

(f)                                   setting forth the amount of Taxes on the Borrower’s Oil and Gas Properties during such month and the amount of royalties paid with respect to such Oil and Gas Properties during such month.

5.7                               Liens on Newly Acquired Property.  From time to time, but not less than once every calendar quarter, the Borrower shall execute and deliver, as security for the payment of the Notes and the performance of the Obligations of the Borrower under this Agreement and the performance of the Derivative Contract Obligations of the Borrower under the Derivative Contract Documents, such Security Documents (each substantially in the form of the similar instruments given pursuant to Subsection 3.1(a)(12) in connection with the Property owned by the Borrower as of the date of this Agreement) as necessary to create a Lien which, once perfected, will be subject to no prior, superior or equal Liens, (subject to Permitted Liens) on all Oil and Gas Properties acquired by the Borrower and not already encumbered by the Security Documents.

5.8                               Title Opinions. Upon the reasonable request of the Lender, the Borrower shall have had prepared, division order title opinions evidencing the Borrower’s Marketable Title to any of its Oil and Gas Properties to which Proved Developed Producing Reserves are attributed.

5.9                               Statement of Material Adverse Effect.  The Borrower will deliver to the Lender, promptly upon any officer of the Borrower having knowledge of any Event of Default or a Material Adverse Effect, a statement of a Responsible Officer, setting forth the Event of Default or Material Adverse Effect and the steps being taken with respect thereto.

5.10                        Title Defects.  Other than Permitted Liens, the Borrower will clear any title defects to the Mortgaged Properties material in value, upon the reasonable request of the Lender, and, in the event any such title defects are not cured in a timely manner, pay all reasonable related costs and fees incurred by the Lender to do so.

5.11                        Additional Information.  The Borrower will furnish to the Lender, promptly upon the Lender’s request from time to time, such additional financial or other information concerning the assets, liabilities, operations and transactions of the Borrower, as the Lender may reasonably request.  Notwithstanding anything to the contrary herein, the Borrower shall not be obligated to deliver copies of any certificates delivered by Borrower or any of its Affiliates pursuant to the terms of the Note Purchase Agreement or documentation related to it.

5.12                        Compliance with Laws and Payment of Taxes.  The Borrower will comply in all material respects with all Laws and pay all Taxes, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against any material portion of its Oil and Gas Properties, except any of the foregoing being Contested in Good Faith.

5.13                        Maintenance of Existence and Good Standing.  The Borrower will maintain its limited liability company existence or qualification and good standing in its jurisdiction of formation and in all jurisdictions wherein the Property owned or business conducted by the Borrower makes such qualification necessary.

5.14                        Further Assurances.  The Borrower will promptly cure any defects, errors or omissions in the execution and delivery of the Loan Documents and, upon notice, take such other action and execute and deliver to the Lender all such other and further instruments as may be reasonably required by the Lender from time to time in compliance with the covenants and agreements made in this Agreement and the other Loan Documents.

5.15                        Maintenance of Tangible Property.  The Borrower will maintain, or to the extent that the right of operating is vested in others, will exercise its best efforts to require the operator to maintain, all of the producing Mortgaged Properties in good repair and working order, ordinary wear and tear and accidental or unforeseen circumstances excepted, and make all necessary replacements thereof and operate the Mortgaged Properties in a good and workmanlike manner.

5.16                        Maintenance of Insurance.  The Borrower will maintain, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower (i) as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry and (ii) as otherwise required by law.  Each such policy of insurance shall (a) name the Lender as Collateral Agent as an additional insured thereunder as its interests may appear, (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement that names the Lender as Collateral Agent as the loss payee thereunder, (c) require the insurance company to give the Lender as Collateral Agent 30 days’ notice prior to the cancellation of such policy and (d) is otherwise reasonably satisfactory in form and substance to the Lender.  In connection with the renewal of each such policy of insurance, the Borrower promptly shall deliver to the Lender a certificate from the Borrower’s insurance broker or other evidence satisfactory to the Lender that the Lender as Collateral Agent has been named as additional insured and/or loss payee thereunder.

5.17                        Right of Inspection.  The Borrower will permit any authorized representative of the Lender at its sole risk and expense to visit and inspect any Collateral at such reasonable times and as often as the Lender may request; provided, however, if no Event of Default has occurred and is continuing, the Lender shall not make more than two such requests in any calendar year.

5.18                        Notice.  The Borrower will immediately notify the Lender of (a) the receipt of any notice from, or the taking of any action by, the holder of any promissory note or other evidence of Debt of the Borrower in the aggregate principal amount in excess of $100,000.00 with respect to a claimed default, together with a statement specifying the notice given or other action taken by such holder and what action the Borrower is taking or proposes to take with respect thereto; (b) any legal, judicial or regulatory proceedings affecting the Borrower in which the amount involved is material and is not covered by insurance or that would, if adversely determined, have a Material Adverse Effect; (c) any dispute between the Borrower and any Tribunal or any Person that would, if adversely determined, have a Material Adverse Effect; (d) information that in any way relates to or affects the filing of any financing statement or other security instrument for the purpose of perfecting or continuing a Lien on the Collateral; (e) any event that materially and adversely affects the Collateral or the Rights of the Lender with respect to such Collateral; (f) the occurrence of any Event of Default; and (g) any event or condition (except for events or conditions to the economy of the United States as a whole or the oil and gas industry as a whole) which could reasonably be expected to cause a Material Adverse Effect.

5.19                        Collateral Protection. The Borrower will purchase and maintain in effect hydrocarbon price hedging contracts in volumes and for periods of time satisfactory to the Lender and with an Acceptable Counter-party, including Derivative Contracts entered into with BP.

Any Debt owed to the Lender, any Affiliate of the Lender or BP incurred under any Derivative Contract entered into with the Borrower shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all Obligations otherwise incurred hereunder or under the other Loan Documents.  For purposes of clarification, any Debt owed BP as Cubic Hedge Provider or as Call Option Counterparty is not secured by the Security Documents.  The Borrower (i) covenants and agrees the payment on each and all of such Derivative Contracts with the Lender, its Affiliates or BP is and shall be secured by Liens on the Collateral under the Security Documents and (ii) represents and warrants that each Person party to a Loan Document (other than the Lender and the Lender in its capacity as collateral agent) is an “eligible contract participant” (as defined in the Commodity Exchange Act); provided that, notwithstanding anything to the contrary in this Agreement or in any Loan Document, to the extent that any Excluded Derivative Contract Obligations exist, payments of the proceeds of any Collateral may not be shared with any Lender, any Affiliate of the Lender, BP or the Lender in its capacity as collateral agent to the extent that doing so would violate the Commodity Exchange Act.

5.20                        ERISA Information and Compliance.  The Borrower will promptly furnish to the Lender (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC, with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGCs intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), the Borrower will (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Debt evidenced by the Notes remains unpaid (other than the indemnification obligations of the Borrower as set forth in Section 8.3 to the extent such obligations are not yet asserted) or the Lender remains obligated to make Advances, and in the absence of written consent of the Lender to the contrary:

6.1                               Other Debt of Borrower.  The Borrower will not incur, create, assume or suffer to exist any Debt except: (a) Loans hereunder, (b) unsecured current accounts payable incurred in the ordinary course of business, provided such accounts are paid timely or within ninety (90) days of the due date or are being Contested in Good Faith, (c) pursuant to Derivative Contracts required or allowed under this Agreement, (d) other Debt not exceeding $250,000.00 in the aggregate at any one time or (e) the Cubic Guaranty, any refinancing of the Debt guaranteed by the Cubic Guaranty and any guarantees in replacement of such financing.

6.2                               Derivative Contracts. The Borrower shall not enter into or in any manner be liable under any Derivative Contract except:

(a)                                 Derivative Contracts as required under Section 5.19;

(b)                                 Derivative Contracts entered into with the purpose and effect of hedging prices on hydrocarbons attributable to the Oil and Gas Properties of the Borrower and expected to be produced by the Borrower provided that at all times: (i) the aggregate of all such Derivative Contracts limits or reduces such market price risk for a term of no more than twenty-four (24) months; (ii) no such contract, when aggregated with all Derivative Contracts permitted under this Section 6.2 and/or required under Section 5.19 requires the Borrower to deliver more than seventy-five percent (75%) of total estimated hydrocarbons to be produced for any month from the proved developed producing Oil and Gas Properties as so designated in the most recent reserve report furnished by the Borrower under this Agreement; (iii) each such contract shall be with an Acceptable Counter-party; and (iv) no such contract with a counter-party other than the Lender, Affiliate of the Lender or BP requires the Borrower to put up money, letters of credit, assets, or any other security against the event of its nonperformance prior to actual default by the Borrower in performing obligations thereunder; and

(c)                                  Derivative Contracts entered into with the purpose and effect of hedging interest rates on a principal amount of Debt of the Borrower that is accruing interest at a variable rate, provided that (i) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Debt of Borrower to be hedged by such contract and in no event shall the term of such contract extend beyond the Termination Date; (ii) each such contract shall be with an Acceptable Counter-party; and (iii) no such contract with a counter-party other than the Lender, Affiliate of the Lender or BP requires the Borrower to put up money, letters of credit, assets, or any other security against the event of its nonperformance prior to actual default by the Borrower in performing obligations thereunder.

6.3                               Loans, Advances or Investments.  The Borrower will not make or agree to make or allow to remain outstanding any Investment, including, without limitation, any loans or advances or the purchase (for cash or securities) of all or a substantial part of the Property or capital stock of any Person, except (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable or (b) Liquid Investments.

6.4                               Mortgages or Pledges of Assets.  The Borrower will not create, incur, assume or permit to exist any Lien on any of its Oil and Gas Properties (now owned or hereafter acquired), except Permitted Liens.

6.5                               Sales of Property.  The Borrower will not sell, transfer or otherwise dispose of, in one or any series of transactions, any of its Oil and Gas Properties.

6.6                               Dividends and Distributions.  Except as contemplated by Subsection 2.6 (k), the Borrower will not declare, pay or make, whether in cash or other Property, any dividend or distribution on, or purchase, redeem or otherwise acquire for value, any share of its capital securities.

6.7                               Changes in Company Structure.  The Borrower will not enter into any transaction of consolidation, merger or amalgamation; liquidate, wind up or dissolve (or suffer any liquidation or dissolution); or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its Property or business.

6.8                               Payment of Accounts Payable.  The Borrower will not allow any account payable to be in excess of ninety (90) days past due and be non-current, except such as are being Contested in Good Faith.

6.9                               Transactions with Affiliates.  The Borrower will not directly or indirectly, enter into any transaction (including the sale, lease or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate; provided, however, for purposes of the covenant set forth in this Section, none of the Cubic Note Holders, the Call Option Counterparty or the Cubic Hedge Provider shall be deemed to be an Affiliate of the Borrower.

6.10                        Nature of Business.  The Borrower will not make any material change in the character of its business as carried on at the date hereof.

6.11                        Negative Pledge Agreements.  The Borrower will not create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the

Security Documents, the Cubic Guaranty and the Cubic Second Lien Security Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, or which requires the consent of or notice to other Persons in connection therewith.

6.12                        Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower which would require the Borrower to deliver hydrocarbons produced from its Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

6.13                        No Subsidiaries.  The Borrower will not own any Subsidiaries.

6.14                        ERISA Compliance.  The Borrower will not at any time:

(a)                                 engage in any transaction in connection with which the Borrower could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)                                 terminate any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower to the PBGC;

(c)                                  fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower is required to pay as contributions thereto;

(d)                                 permit to exist any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)                                  permit the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities (the term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA);

(f)                                   contribute to or assume an obligation to contribute to any Multiemployer Plan;

(g)                                  acquire an interest in any Person that causes such Person to become an ERISA Affiliate with respect to Borrower if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)                                 incur a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)                                     contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)                                    amend a Plan resulting in an increase in current liability such that the Borrower is required to provide security to such Plan under section 401 (a)(29) of the Code.

ARTICLE 7

EVENTS OF DEFAULT

7.1                               Events of Default.  The occurrence of any of the following events shall constitute an Event of Default:

(a)                                 The Borrower shall fail to pay when due any installment of principal or interest on any of the Notes or any charge payable under this Agreement;

(b)                                 Default shall occur in the due observance or performance of any affirmative covenant required in this Agreement, the Notes, any of the Security Documents or any of the other Loan Documents, and such default shall remain unremedied for in excess of thirty (30) days after notice given by the Lender;

(c)                                  Default shall occur in the due observance or performance of any negative covenant required in this Agreement, the Notes, any of the Security Documents or any of the other Loan Documents, and such default shall remain unremedied for in excess of thirty (30) days after notice given by the Lender;

(d)                                 Any Financial Statement, representation or warranty or certificate made or furnished by or on behalf of the Borrower to the Lender in connection with this Agreement or other Loan Document, or as an inducement to the Lender to enter into this Agreement, or in any instrument furnished in compliance with or in reference to this Agreement or any other Loan Document, shall be materially false, incorrect, or incomplete at or as of the time made;

(e)                                  All or any portion of the Debt evidenced by the Cubic Notes shall have been accelerated (the “Triggering Date”) and remain accelerated for the 90 days following the Triggering Date;

(f)                                   The Borrower shall file a petition seeking relief for itself under Debtor Relief Laws, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Debtor Relief Laws;

(g)                                  An order for relief shall be entered against the Borrower under any Debtor Relief Laws, which order is not stayed, or upon the entry of an order, judgment or decree by operation of Law or by a court of competent jurisdiction which is not stayed, ordering relief against the Borrower under, or approving as properly filed, a petition seeking relief against any such Person under the provisions of any Debtor Relief Laws, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Borrower or of any substantial part of its Property, or ordering the reorganization, winding up or liquidation of any the Borrower’s affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Borrower seeking any of the relief specified in the preceding Subsection or this Subsection without the petition being dismissed prior to that time;

(h)                                 The Borrower shall (i) make a general assignment for the benefit of its creditors, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of such Person or any substantial part of its Property, (iii) admit insolvency or inability to pay its debts generally as such debts become due, (iv) fail generally to pay its debts as such debts become due, or (v) take any action (or an action shall be taken by its directors or majority stockholders) looking to the dissolution or liquidation of it;

(i)                                     Cubic shall file a petition seeking relief for itself under Debtor Relief Laws, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Debtor Relief Laws;

(j)                                    An order for relief shall be entered against Cubic under any Debtor Relief Laws, which order is not stayed, or upon the entry of an order, judgment or decree by operation of Law or by a court of competent jurisdiction which is not stayed, ordering relief against Cubic under, or approving as properly filed, a petition seeking relief against any such Person under the provisions of any Debtor Relief Laws, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Cubic or of any substantial part of its Property, or ordering the reorganization, winding up or liquidation of any Cubic’s affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against Cubic seeking any of the relief specified in the preceding Subsection or this Subsection without the petition being dismissed prior to that time;

(k)                                 Cubic shall (i) make a general assignment for the benefit of its creditors, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of such Person or any substantial part of its Property, (iii) admit insolvency or inability to pay its debts generally as such debts become due, (iv) fail generally to pay its debts as such debts become due, or (v) take any action (or an action shall be taken by its directors or majority stockholders) looking to the dissolution or liquidation of it;

(l)                                     The Borrower shall fail to instruct all first purchasers of production, operators or other disbursers of proceeds of production to direct all proceeds of production from its Oil and Gas Properties to the Blocked Accounts or thereafter the proceeds of production are caused by the Borrower to not be deposited in the Blocked Accounts;

(m)                             Final non-appealable judgment for the payment of money in excess of $250,000.00 shall be rendered against the Borrower and such judgment shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed;

(n)                                 The Security Documents shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, cease to create a valid Lien of the priority required thereby on a material portion of the Collateral purported to be covered thereby, or, upon perfection, cease to be a perfected Lien on a material portion of the Collateral purported to be covered thereby;

(o)                                 A judgment creditor of any Person who is the owner of any of the Collateral shall obtain possession of a material portion of the Collateral by any means, including, without limitation, levy, attachment or self help;

(p)                                 The validity or enforceability of any of the Loan Documents shall be contested by the Borrower or the Borrower shall deny that it has any or further liability or Obligation under any of the Loan Documents or allege that any of the Loan Documents shall be construed or enforced other than in accordance with their terms;

(q)                                 A Material Adverse Effect shall have occurred since the Closing Date; or

(r)                                    There occurs any Change of Control; provided, however, a Change of Control caused by one or any group containing any one or more of the Permitted Holders shall not be a Change of Control for purposes of this Section.

7.2                               Rights Upon Occurrence of an Event of Default.

(a)                                 Upon the occurrence of any Event of Default specified in Subsections (f), (g), (h), (i), (j) or (k) of Section 7.1, immediately and without notice, (i) all Obligations evidenced by the Notes shall immediately become due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are expressly waived by the Borrower and (ii) all obligations of the Lender, if any, under this Agreement shall immediately and automatically cease and terminate unless and until the Lender shall reinstate any such obligation in writing.

(b)                                 Upon the occurrence and at any time during the continuance of any other Event of Default, (i) all obligations of the Lender, if any, under this Agreement shall immediately and automatically cease and terminate unless and until the Lender shall reinstate any such obligation in writing and (ii) the Lender may by written notice to the Borrower declare all Obligations evidenced by the Notes to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are expressly waived by the Borrower.

(c)                                  The Borrower acknowledges and understands that under the Laws of the State of Texas, unless waived, the Borrower has the right to notice of the Lender’s intent to accelerate the Obligations evidenced by the Notes, the right to notice of the actual acceleration of the Obligations evidenced by the Notes, and the right to presentment of the Notes by the Lender’s demand for payment.  The Borrower acknowledges that it understands that it can waive these rights and by the Borrower’s execution of this Agreement it agrees to waive its right to notice of intent to accelerate, its right to notice of acceleration, and its right to presentment or other demand for payment.

(d)                                 In addition to the foregoing, upon the occurrence of any Event of Default, the Lender may exercise any or all of the Rights provided in any or all of the Loan Documents.

ARTICLE 8

MISCELLANEOUS

8.1                               Notices.  Any notice required or permitted to be given under or in connection with this Agreement or any of the other Loan Documents (except as may otherwise be expressly required therein) shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or sent by telex, telegram, telecopy, facsimile, electronically by e-mail or other similar form of rapid transmission confirmed by mailing (by certified mail, return receipt requested, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party.  All such communications shall be mailed, sent, delivered, faxed or e-mailed,

(a)                                 if to the Borrower to:

Cubic Louisiana, LLC

9870 Plano Road

Dallas, Texas 75238

Attn: Larry Badgley

Telephone: (972) 681-8047

Fax: (972) 681-9687

e-mail: larry@cubicenergy.com

or to such other address or to such individual’s or department’s attention as the Borrower may have furnished the Lender in writing; and

(b) if to the Lender to:

Wells Fargo Energy Capital, Inc.

1000 Louisiana

9th Floor

MAC T0002-090

Houston, Texas 77002

Attn: Gary Milavec

Telephone: (724) 942-5839

Fax:  (713) 652-5874

e-mail:  milavega@wellsfargo.com

or to such other address or to such individual’s or department’s attention as the Lender may have furnished the Borrower in writing.

Any communication so addressed and mailed shall be deemed to be given when so mailed, and any notice so sent by rapid transmission is acknowledged, and any communication so delivered in person shall be deemed to be given when receipted for or actually received by an authorized officer of the Borrower or the Lender, as the case may be.

8.2                               Amendments and Waivers.  Any provision of this Agreement or any of the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender (and/or any other Person which is a party to any Loan Document being amended or with respect to which a waiver is being obtained).

8.3                               Expenses, Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Lender in connection with the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Lender with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein, (iii) upon the occurrence and continuation of an Unmatured Event of Default or Event of Default, all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 8.3, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 THE BORROWER SHALL INDEMNIFY THE LENDER, AND EACH RELATED PARTY OF THE LENDER (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER, ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS

SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDER WAS NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY DOCUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, WILFUL MISCONDUCT OR VIOLATION OF LAW OF SUCH INDEMNITEE.

(c)                                  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(d)                                 All amounts due under this Section 8.3 shall be payable promptly after written demand therefor.

8.4                               Survival of Agreements.  All representations and warranties of the Borrower herein or in the other Loan Documents and all covenants and agreements not fully performed before the effective date or dates of this Agreement or the other Loan Documents shall survive such date or dates.

8.5                               Successors and Assigns.  All covenants and agreements by or on behalf of the Borrower in this Agreement and all of the other Loan Documents shall bind its legal representatives, successors and assigns and shall inure to the benefit of the Lender and its legal representatives, successors and assigns.

The Borrower may not assign its respective Rights or Obligations hereunder or under the Notes without the prior consent of the Lender.

8.6                               Invalidity.  In the event that any one or more of the provisions contained in this Agreement or any of the other Loan Documents shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Loan Document.

8.7                               Renewal, Extension or Rearrangement.  All provisions of this Agreement and of any other Loan Documents, as presently existing or as they may hereafter be amended, relating to the Notes or other Obligations shall apply with equal force and effect to each and all promissory notes hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Obligations originally evidenced by the Notes or of any part of such other Obligations.

8.8                               Waivers.  No waiver by the Lender of any of its Rights under this Agreement, the other Loan Documents or otherwise shall be considered a waiver of any other or subsequent Right.  No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any Right under any of the Loan Documents shall operate as a waiver thereof.

8.9                               Cumulative Rights.  The Rights of the Lender under the Notes, this Agreement and each other Loan Document shall be cumulative, and the exercise or enforcement of any such Right shall not preclude the exercise or enforcement of any other Right.

8.10                        Exhibits; Conflicts.  The exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.  In the event of any direct conflict between any of the provisions of such exhibits or any of the other Loan Documents and the provisions of this Agreement, the provisions of this Agreement shall prevail.

8.11                        Titles of Articles, Sections and Subsections.  All titles or heading to articles, Sections, Subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, Sections, Subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

8.12                        Conflict with Intercreditor Agreements.  In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreements and this Agreement, the provisions of the applicable Intercreditor Agreement shall control.

8.13                        Jurisdiction.  All actions or proceedings with respect to the Notes, this Agreement or any of the other Loan Documents may be instituted in the courts of the State of Texas, County of Harris, the United States District Court for the Southern District of Texas, or elsewhere to the extent that jurisdiction shall exist apart from the provisions of this Section, as the Lender may elect.  By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of each such court, and irrevocably and unconditionally waives (a) any objection it may now or hereafter have to the laying of venue in any of such courts and (b) any claim that any action or proceeding brought in any of such courts has been brought in an inconvenient forum.  The choice of forum and laying of venue as set forth in this Section 8.13 were negotiated in good faith by the Borrower and the Lender and is a significant term of the bargain between the Borrower and the Lender governed by this Agreement.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.14                        Counterparts.  This Agreement may be executed in two or more counterparts and multiple originals of such counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Any executed Agreement or any counterpart thereof shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.15                        Effectiveness.  This Agreement shall not be effective until delivered to, accepted and executed by the Lender and the Borrower.

8.16                        Documents.  All Loan Documents and any other certificate, agreement or other document provided or to be provided under the terms hereof shall be in form and substance reasonably satisfactory to the Lender.

8.17                        Rights of Third Person.  All provisions of this Agreement are imposed solely and exclusively for the benefit of the Lender and the Borrower.  No other Person shall have standing to require satisfaction for such provisions in accordance with their terms or be entitled to assume that the Lender will refuse to perform its obligations hereunder in the absence of strict compliance with any or all thereof, and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

8.18                        Announcements.  Each party covenants and agrees with the other that, subject to applicable law, each party shall promptly advise and consult with the other and obtain the other’s written consent before issuing any press release with respect to this Agreement or the transactions described herein.

8.19                        Survival of Certain Covenants.  The covenants, agreements and obligations of the Borrower set forth in Sections 2.10, 2.11, 2.12 and 8.3 of this Agreement shall survive repayment of the Debt evidenced by the Notes until those covenants, agreements and obligations are fully and finally performed.

8.20                        JURY TRIAL WAIVED.  THE BORROWER AND THE LENDER HEREBY AGREE THAT THEY SHALL AND HEREBY WAIVE, TO THE FULLEST EXTENT DETERMINED BY LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY ANY OF THEM OR IN ANY MATTER WHATSOEVER WHICH ARISES OUT OF OR IS IN CONNECTION IN ANY ANYWAY WITH THIS AGREEMENT.

8.21                        GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF TEXAS (EXCEPT TO THE EXTENT THE LOCATION OR NATURE OF THE COLLATERAL REQUIRES THE APPLICATION OF THE LAWS OF OTHER JURISDICTIONS TO BE APPLIED AS TO MATTERS OF CREATION, PERFECTION AND PRIORITY OF LIENS AND THE RIGHTS OF THE LENDER UPON DEFAULT).

8.22                        Arbitration.

(a)                                 Arbitration.  Upon the demand of any party, any dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this agreement.  A “dispute” shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the loan documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the loan documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the loan documents.  Any party may by summary proceedings bring an action in court to compel arbitration of a dispute.  Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.

(b)                                 Governing Rules.    Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA commercial arbitration rules.  All disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the loan documents.  The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator.  If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control.  All statutes of limitation applicable to any dispute shall apply to any arbitration proceeding.  All discovery activities shall be expressly limited to matters directly relevant to the dispute being arbitrated.  Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a lender of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

(c)                                  No Waiver; Provisional Remedies, Self-Help And Foreclosure.  No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or other appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding.  The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

(d)                                 Arbitrator Qualifications And Powers; Awards.  Arbitrators must be active members of the Texas state bar with expertise in the substantive laws applicable to the subject matter of the dispute.  Arbitrators are empowered to resolve disputes by summary rulings in response to motions filed prior to the final arbitration hearing.  Arbitrators (i) shall resolve all disputes in accordance with the substantive law of the state of Texas, (ii) may grant any remedy or relief that a court of the state of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the federal rules of civil procedure, the Texas rules of civil procedure or other applicable law.  Any dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses).  By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000.  Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

(e)                                  Judicial Review.  Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law.  In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Texas, and (iii) the parties shall have in addition to the grounds referred to in the federal arbitration act for vacating, modifying or correcting an award the right to judicial review of (a) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (b) whether the conclusions of law are erroneous under the substantive law of the state of Texas.  Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Texas.

(f)                                   Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the loan documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the loan documents or any relationship between the parties.

8.23                        USA Patriot Act Notice.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such Law.

8.24                        Entire Agreement.  This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the transactions contemplated hereby.  All prior or contemporaneous understandings, representations, statements and agreements, whether written or oral, are merged herein and superseded by this Agreement.  THIS WRITTEN AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed effective as of the date first above written.

CUBIC LOUISIANA, LLC

By:	/s/ Calvin A. Wallen, III
Calvin A. Wallen III
President

WELLS FARGO ENERGY CAPITAL, INC.

By:	/s/ Gary Milavec
Gary Milavec
Managing Director